Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES 50% INCREASE IN QUARTERLY CASH DIVIDEND

HOUSTON, TX, June 14, 2010 - Stage Stores, Inc. (NYSE: SSI) today announced that its Board of Directors has approved a 50% increase in the Company’s quarterly cash dividend to 7.5 cents per share from the previous quarterly rate of 5 cents per share.  The new quarterly dividend rate of 7.5 cents per share will be applicable to dividends declared after June 23, 2010.

Commenting on the increase in the Company’s quarterly cash dividend, Andy Hall, President and Chief Executive Officer, stated, “We are pleased to announce a significant increase in our quarterly cash dividend.  This increase illustrates our continued confidence in the Company’s strong cash flow and earnings growth capability.  As we are committed to maximizing shareholder returns, we will monitor legislative and tax law changes to ensure that our dividend policy remains an effective and efficient means of delivering value to our shareholders.”

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 774 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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